                                                                    EXHIBIT 10.1

This production contract made and entered into as of the 13th day of February, 1995 by and between CARRINGTON LABORATORIES, INC., a Texas corporation, with offices at 2001 Walnut Hill Lane, Irving, Texas, its subsidiaries and successors (hereinafter referred to as "Purchaser") and OREGON FREEZE DRY, INC., an Oregon corporation, with offices at 525 25th Avenue SW, Albany, Oregon, its subsidiaries and successors (hereinafter referred to as "Seller")

WITNESSES THAT

     WHEREAS, Purchaser is a producer and marketer of numerous medical devices and other products; and

     WHEREAS, Seller is a producer and marketer of numerous food, drug, microbial, chemical, and other products prepared chiefly, but not exclusively, through low-temperature drying processes; and

     WHEREAS, Purchaser has developed medical devices for wound care which are freeze-dried in their final form for topical or oral use, which are subjects of approved US FDA 510(k) applications or a therapeutical regulatory approval (including material for clinical trials), and for which Seller has developed commercial drying processes and packaging, but specifically excluding diagnostics and cosmetics; and

     WHEREAS, the parties hereto now wish to enter into a production contract subject to the provisions, terms and conditions hereinafter stated,

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, Purchaser and Seller hereby agree as follows:

                                  ARTICLE ONE

                                  DEFINITIONS

For the purpose of this production contract, the following definitions will apply:

A. "Purchaser" shall mean Carrington Laboratories, Inc., a Texas corporation, with offices at 2001 Walnut Hill Lane, Irving, Texas.

B. "Seller" shall mean Oregon Freeze Dry, Inc., an Oregon corporation, with offices at 525 25th Avenue SW, Albany, Oregon.

C. "Product" shall mean medical device(s) for wound care which are freeze-dried in their final form for topical or oral use, which are subjects of approved US FDA 510(k) applications or a therapeutical regulatory approval (including material for clinical trials), but specifically excluding diagnostics and cosmetics, described in Exhibit A hereto.

D. "Item" shall mean a specific medical device product of the type defined above, identified by a unique product specification which includes formula, process, packaging format and materials, and performance requirements. Prior to production of commercial Product, an Item shall be defined within Exhibit A by such a product specification.

E. "Production Contract" shall mean the written contract for the production and supply of Product between the parties hereto, plus all exhibits and contract modifications, if any, which may be agreed to by and between the parties hereto.

F. "Commercial Production" shall mean Product produced for sale with Quality Assurance release, in accordance with Exhibit A, as mutually agreed-upon and/or periodically amended.

G. "Minimum Total Commitment" shall mean the minimum amount of Product Purchaser is required to purchase from Seller during the term of this Production Contract, expressed in sales dollars.

                                  ARTICLE TWO

                                EFFECTIVE DATE

The effective date of this contract shall be the date of execution of this contract by both parties hereto.

                                 ARTICLE THREE

            PRODUCT, QUANTITIES, ORDERS, SCHEDULING, RAW MATERIALS REVISIONS TO, EXPANSION OF, AND DELETIONS FROM, PRODUCT LINE

Subsection A.  Product and Quantities
- -------------  ----------------------

    Subject to the terms and conditions of this Production Contract, Seller shall sell to Purchaser and Purchaser shall purchase from Seller, Product produced in accordance with agreed-upon Item specifications, up to the limits set forth in Exhibit E, which are attached hereto and incorporated into this contract. Exhibit A enumerates Item specifications, that shall be finalized by written mutual consent of Purchaser and Seller based on the results of scale-up.

Subsection B.  Purchase Orders, Shipping Schedule, and Lead Time.
- -------------  --------------------------------------------------

    All shipments will be initiated by a Purchase Order. Product shipment dates will be specified in the Purchase Order. These dates may not be scheduled prior to ninety (90) days after the date the Purchase Order is received and acknowledged in writing by Seller, unless by mutual consent of the parties. Purchase Orders will be non-cancelable, and all Product included in a Purchase Order must be shipped and invoiced within six (6) months of the first scheduled shipping date.

Subsection C.  Minimum Purchases.
- -------------  ------------------

    From the date Commercial Production first commences, Purchaser is obligated to accept, subject to the provisions of Article Eleven, and Seller is required to make available, during each calendar month of the Production Contract, aggregate shipments of not less than $30,000.

Subsection D.  Late or Partial Shipments.
- -------------  --------------------------

    Late or partial shipments against a shipping date scheduled in a Purchase Order will incur liquidated damages of 50% of the purchase order price of the Product not shipped as scheduled, to be credited to Purchaser's account. Seller shall have a two (2) working day grace period (that is, two days after the scheduled shipping date) in which to complete the actual shipment, before said liquidated damages apply. In the context of the aforementioned sentence, the actual shipping date shall be defined as the date on which Product leaves Seller's dock. Liquidated damages shall not apply to late or partial shipments which: 1) are arranged in advance with Purchaser by written consent, or 2) arise due to Force Majeure situations (for example, governmental acts, acts of God, severe weather, fire, flood, explosions, work stoppages, strikes, force majeure situations impacting Seller's major subcontractors and suppliers, unavailability or scarcity of raw materials or ingredients, and acts of the public enemy and war), or 3) arise due to suspension of production by Purchaser pursuant to Article Eight, or 4) are rejected by Purchaser pursuant to Article Eleven prior to shipment, or 5) arise from delays in Purchaser-arranged transportation. These liquidated damages shall constitute Purchaser's sole remedy for late or partial shipments, and Seller shall in no way be liable for any indirect, consequential, or special damages for such shipments, including, but not limited to, loss of use, loss of business opportunities, loss of profits, and other damages.

Subsection E.  Raw Materials: Ingredients, Packaging Materials and Artwork.
- -------------  ------------------------------------------------------------

     Purchaser will provide Seller with all raw materials (that is, packaging materials and any required artwork, and ingredients excluding water and production supplies) necessary for the manufacture of Product, in accordance with the agreed-upon Item specifications outlined in Exhibit A, as mutually agreed-upon and/or periodically amended, as of the date of the transmittal and acknowledgement in writing of a Purchase Order which requires said raw materials for fulfillment. Purchaser will provide the appropriate Quality Assurance release documentation for all such raw materials it supplies, except packaging. Seller will provide the appropriate Quality Assurance release documentation for packaging, and will notify Purchaser promptly of any deviations from specifications.

     Package artwork shall be developed by Purchaser, and shall be provided to Seller with proper transmittal documentation indicating Quality Assurance release for the printing of it. Seller will provide to Purchaser the relevant technical and mechanical requirements to which Purchaser's artwork must conform. Purchaser shall be responsible for costs associated with:

     1. Any changes in packaging or artwork made at Purchaser's request, or the development of any new packaging or artwork, and/or

     2. Changes made to fulfill government regulations or requirements directly associated with Product produced hereunder.

Subsection F.  Revisions to Existing Items
- -------------  ---------------------------

     Should Purchaser determine that it wishes to implement improvements or modifications to an existing Item, these shall become effective through mutual written agreement of Seller and Purchaser and amendment of Exhibit A, and of Exhibits D (defined in Article Five below) and E, if necessary, to define a revised product specification, price, and production capacity. Notwithstanding whether written revisions to an existing product specification are required, no changes in process parameters, flow or location, shall be made by Seller without prior written authorization from Purchaser's Director of Quality Assurance. Purchaser will communicate in writing to Seller any change in raw material vendors.

     Purchaser shall be responsible to reimburse Seller for Seller's (i) finished product inventory of the Item prepared for open Purchase Orders, and up to an additional five percent (5%) (in units) of the Purchase Order quantity, under the superseded technical specification at prices then in effect, and (ii) product-in-process unique to the superseded technical specification, at Seller's cost, to fill open Purchase Orders. Seller will destroy in a secure manner (e.g., deface, incinerate, or similar) any obsolete labeling, and keep adequate records of same.

     Notwithstanding any provision to the contrary herein, Seller and Purchaser may mutually agree that Seller develop, to Purchaser's requirements, potential improvements or modifications to existing Items with respect to ingredient(s), shape or size, or packaging materials or format. Purchaser shall reimburse Seller's out-of-pocket expenses for such development activities, together with other reasonable and necessary costs for the use of developmental facilities and personnel for testing and consumer research, as shall be mutually agreed upon by Purchaser and Seller, and authorized in advance by Purchaser's purchase order.

Subsection G.  Expansion of Product Line.
- -------------  --------------------------

     Should Purchaser determine that it wishes to commercialize additional products pursuant to the prior paragraph as new Items, each Item shall become a part of contractual Product through mutual agreement of Seller and Purchaser and amendment of Exhibits A, D, and E, to define the new Item's specifications, price, and production capacity, respectively.

Subsection H.  Deletions from Product Line
- -------------  ---------------------------

     Purchaser may delete Items from the Product line set forth in Exhibits A and D, or any amendments thereto, provided that Purchaser shall continue to be obligated to accept Product prepared under open Purchase Orders, and up to an additional five percent (5%) (in units) of the Purchase Order quantity, and to fulfill the Minimum Total Commitment as defined in Article Seven below. Seller will destroy in a secure manner (e.g., deface, incinerate, or similar) any obsolete labeling, and keep adequate records of same.

                                 ARTICLE FOUR

                     MODIFICATIONS TO SELLER'S FACILITIES

     Seller shall make such physical changes to its facilities, as described in Exhibit B, as are necessary to reach and comply with the pertinent current Good Manufacturing Practices (cGMPs), as described in Exhibit C.

                                 ARTICLE FIVE

                                     PRICE

Subsection A.  Prices.
- -------------  -------

     As compensation for the Product required under this Production Contract, Purchaser shall pay to Seller the prices set forth in Exhibit D as amended, which is attached hereto and incorporated into this contract.

     Prices shall be fixed through the first forty-two (42) months of the Production Contract, and subject to a one-time price increase of up to five percent (5%), effective after the first forty-two (42) months of the Production Contract. The relevant price for a given shipment shall be determined by the price in effect at the date of actual shipment, as actual shipment is defined in Article Three, Subsection D.

Subsection B.  Adjustments for Regulatory Changes.
- -------------  -----------------------------------

     Should government regulations cause an increase in Seller's manufacturing costs for the production of Product hereunder, the parties to this Production Contract will meet and attempt to develop viable manufacturing and business strategies to minimize the net cost impact of said regulations on Seller. If such strategies do not fully offset the costs of said regulation, Seller may adjust prices to reflect the net impact of said regulation. Seller will provide appropriate data and analysis to support such price adjustments.

                                  ARTICLE SIX

                             TERM AND TERMINATION

Subsection A.  Term.
- -------------  -----

     The term of this Production Contract shall be a period beginning the effective date of its execution by both parties hereto and automatically ending sixty-six (66) months thereafter, or as extended by written consent of both parties.

Subsection B.  Termination.
- -------------  ------------

     This production contract may not be canceled or otherwise terminated by either party except as set forth in this Article.

Subsection C.  Termination For Convenience of Purchaser.
- -------------  -----------------------------------------

     Purchaser shall have the right to unilaterally terminate this Production Contract subject to its performance of the provisions of this Article Six, Subsection C. In order to exercise this right to terminate for convenience Purchaser shall give Seller ninety (90) days written notice of termination for the convenience of Purchaser, expressly citing this subsection of Article Six, Subsection C, and shall, within thirty (30) days of termination, pay to Seller any amount applicable under Article Seven.

Subsection D.  Termination for Default.
- -------------  ------------------------

     In the event of a breach of contract or default of performance by either party, the party claiming such breach or default shall give written notice of such breach or default, citing the grounds and providing information supporting such grounds, to the breaching or defaulting party and the latter shall have thirty (30) days from receipt within which to cure such breach or default, or, if cure can not be reasonably completed within such 30-day period, the defaulting party shall, within such 30-day period begin commercially reasonable efforts to cure such default and shall timely continue such efforts after such 30-day period until such default has been cured, provided however, such period of cure may not exceed ninety (90) days after the end of the 30-day period.

     In the event that the breaching or defaulting party shall refuse or fail to cure such claimed breach or default, within said thirty (30) days, or such longer period if the cure can not be reasonably completed within such 30-day period, but in no event longer than ninety (90) days after the end of the 30-day period, the party claiming breach or default may terminate this Production Contract and seek its remedies at law or in equity against the other.

                                 ARTICLE SEVEN

                 MINIMUM COMMITMENTS AND TAKE OR PAY GUARANTY

Subsection A.  Minimum Total Commitment.
- -------------  -------------------------

     As partial inducement for Seller to enter into this Production Contract, Purchaser agrees to take delivery of and pay for Product with a cumulative price, excluding freight-out, of not less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) during the term of this Production Contract.

Subsection B.  Adjustments to Minimum Total Commitment.
- -------------  ----------------------------------------

     In the case of significant changes in manufacturing requirements, particularly (but not exclusively) as they relate to Amendments to Exhibits A and E, requiring significant increases in the rate of total deliveries and/or in the number of Items delivered within limited time periods, to accommodate the manufacture of new Items requiring additional equipment or facilities modifications, or to adapt to substantive changes in the pertinent regulatory environment, the parties to this Production Contract may adjust the Minimum Total Commitment in writing and by common consent of both parties, as partial inducement for Seller to make such changes as may be required to meet these requirements.

Subsection C.  Take or Pay Guaranty: Minimum Total Commitment.
- -------------  -----------------------------------------------

     In the event Purchaser takes delivery of and pays for, during the term of this Production Contract, less than the Minimum Total Commitment specified in Subsection A of this Article or as amended under the terms of Subsection B of the Article, or in the event of early termination as provided for in Article Six, Purchaser agrees to pay Seller for Product not taken in accordance with the following formula: Purchaser shall be responsible to pay to Seller within 30 days after the expiration of the original term of this Production Contract or after the date of early termination (whichever is earlier), an amount equal to Sixty Percent (60%) of the Minimum Total Commitment not taken and paid for by Purchaser, in addition to payments made for Product previously taken under the terms of this Production Contract.

     In the event Purchaser takes delivery of and pays for, during the term of this Production Contract, less than the monthly Minimum Purchase specified in Subsection C of Article Three except arising from suspension of production by Purchaser pursuant to Article Eight, Purchaser agrees to pay Seller for Product not taken in accordance with the following formula: Purchaser shall be responsible to pay to Seller within 30 days after the end of the calendar month, an amount equal to Sixty Percent (60%) of the monthly Minimum Purchase not taken and paid for by Purchaser, in addition to payments made for Product previously taken under the terms of this Production Contract.

Subsection D.  Take or Pay Guaranty: Security.
- -------------  -------------------------------

     The Take or Pay Guaranty shall be secured within six weeks of the execution of this Production Contract by a confirmed letter of credit, satisfactory to Seller, sufficient to secure 60% of the Minimum Total Commitment. The Purchaser may, upon its initiative and with Seller's prior written concurrence, said concurrence not to be unreasonably withheld, reduce the amount of said letter of credit over time to reflect sales of Product against the Minimum Total Commitment, on a pro rata basis versus the Minimum Total Commitment as amended. This security shall constitute Seller's sole remedy for failure by Purchaser to take and pay for the Minimum Total Commitment.

                                 ARTICLE EIGHT

                                     YIELD

     Losses of Purchaser-supplied ingredients while on Seller's premises will be reimbursed to Purchaser at Purchaser's direct cost.

     From the compounding step forward, the initial standard manufacturing yield for a given Item will be set based upon the average yield of the three lots for process validation. Initial yields will subsequently be revised after cumulative production reaches ten lots, becoming the average yield of these ten lots.

     Seller will report to Purchaser, on a timely basis, the yields achieved against the then-current standard. Should yields fall below ninety percent (90%) of standard, Purchaser may, after consultation with Seller, require that production be suspended until an appropriate course of action is developed by Seller in consultation with Purchaser to bring yields above ninety percent (90%) of standard.

                                 ARTICLE NINE

                              PRODUCT EXCLUSIVITY

     Seller will not produce medical devices for wound care which are freeze-dried in their final form for topical or oral use, which are subjects of approved US FDA 510(k) applications or a therapeutical regulatory approval (including material for clinical trials), but specifically excluding diagnostics and cosmetics, for or on behalf of any entity other than Purchaser during the initial term of this Production Contract, or during such shorter period if this Production Contract is terminated prior to the expiration of the initial term hereof.

     Seller shall be the exclusive supplier of medical devices for wound care which are freeze-dried in their final form for topical or oral use, which are subjects of approved US FDA 510(k) applications or a therapeutical regulatory approval (including material for clinical trials), but specifically excluding diagnostics and cosmetics, to Purchaser, its subsidiaries and successors, during the initial term of this Production Contract, subject only to Seller's production availability given ordinary and reasonable lead times and appropriate business commitments.

     These mutual obligations of exclusivity shall pertain to product produced for sale in the US domestic market. Seller shall have right of first offer to provide manufacturing services for Purchaser for product produced for sale in foreign markets.

                                  ARTICLE TEN

                                QUALITY CONTROL

     Seller will maintain methods, facilities and controls in conformance with current Good Manufacturing Practices (cGMPs) as set forth in 21 CFR 820 and 21 CFR 211, as applicable. Seller shall permit Purchaser, or its designee, to inspect and photocopy ingredient and product analyses and batch records prepared in accordance with the technical specifications ("Technical Specifications"), standard operating procedures ("Standard Operating Procedures"), and other pertinent documentation in force at the time of production, and to perform manufacturing audits of Seller's facilities.

                                 ARTICLE ELEVEN

                         PRODUCT REJECTION AND RECALLS

     Any given lot of Product may be rejected 1) for failure to meet the specifications outlined in Exhibit A, or 2) by failing to have batch or quality records complete, or 3) due to evidence of cGMP violations which would prevent the lot from being sold in the market, even though all specifications outlined in Exhibit A, as mutually agreed-upon and/or periodically amended, were met. Under these circumstances, Seller will replace the referenced lot(s) and Purchaser will pay only for the replacement lot(s).

     Purchaser shall notify Seller, in writing, of a potential lot rejection within ten (10) days after receipt of the lot in question, and provide a final decision within thirty (30) days. Should Seller not agree with the results of the tests or the criteria to reject the lot for cGMP violations, Seller at its discretion will conduct tests at its premises or witness the repetition of tests at Purchaser's laboratory, and in the case of alleged cGMP violations, Seller will present to Purchaser sufficient proof that said cGMP violations did not in fact occur.

     In the event of disagreement between Purchaser and Seller regarding rejection of a given lot, an independent laboratory selected with consensus between Purchaser and Seller will be given samples of the lot(s) in question, together with standard operating procedures for testing agreed-upon by Purchaser and Seller, and will perform testing which will then be considered the reference to resolve the disagreement. In the event that the disagreement arises from alleged cGMP violations, an independent consultant, who is an expert in the pharmaceutical cGMP field will be selected with consensus between Purchaser and Seller, and given the relevant lot records and any other production or quality evidence necessary for evaluation of the given cGMP issue, and his/her opinion will then be mutually accepted as the resolution of the disagreement.

     At Purchaser's option, Purchaser may implement (i) any recall or withdrawal required by Purchaser in connection with Product which has been rejected by Purchaser under this Article, and (ii) any recall ordered by federal, state, or local governmental authorities. Such recall or withdrawal shall be at Seller's sole cost and expense if due to an act or omission of Seller; Seller shall assume a pro-rata portion of such cost and expense if the recall or withdrawal is in part due to an act or omission of Seller; Purchaser shall indemnify and hold Seller harmless from any costs related to any withdrawal or recall that is wholly due to an act or omission of Purchaser. Seller shall cooperate with Purchaser in implementing any recall or withdrawal of Product. Purchaser shall promptly notify Seller of any recall or withdrawal of Product.

     Notwithstanding anything to the contrary contained in the preceding paragraph of this section, Seller's liability to Purchaser hereunder for the cost and expense of (i) physically picking up recalled and withdrawn Product and
(ii) advertising such recall or withdrawal to consumers shall not exceed $1,000,000.00 for each recall or withdrawal. Seller shall, however, remain responsible for all other costs and expenses of the recall or withdrawal to the extent set forth in the preceding paragraph of this section, including but not limited to the cost of rejected Product and freight and disposition costs.

                                 ARTICLE TWELVE

                                   SHIPMENT

     Seller will deliver product FOB Origin to locations designated by Purchaser by Seller's customary surface transportation mode, unless Purchaser specifies other transportation arrangements. Title shall pass from Seller to Purchaser at the time of shipment.

                               ARTICLE THIRTEEN

                                    PAYMENT

     Payment terms are net thirty (30) days from the date of actual shipment.

                               ARTICLE FOURTEEN
                         CROSS NON-DISCLOSURE AGREEMENT

     During the term of this Production Contract, each party hereto shall disclose to the other certain information which may be proprietary to the disclosing party. Each party hereto agrees to keep in confidence and prevent the disclosure of such proprietary information received hereunder to persons or corporations outside the parties' corporations, affiliates or subsidiaries. Each party shall protect and safeguard the proprietary information of the other in the same manner as it protects and safeguards its own proprietary information. These obligations of confidentiality shall continue for five years beyond the term of this agreement and any extensions.

                                ARTICLE FIFTEEN

                                INDEMNIFICATION

     Purchaser shall indemnify and save Seller harmless from any expense, cost, loss, damage or liability arising from consumer claims or administrative actions by federal, state, or local government agencies, including but not limited to legal costs, except to the extent Seller failed to meet the requirements of the product specifications then in force and, in cases where such requirements were not met, failed to receive a waiver in writing from an authorized representative of Purchaser to ship the Product in question to Purchaser or otherwise release it to commerce. In any event, Seller's total liability arising from consumer claims or manufacturing defects of any kind, shall be limited to $1,000,000.00 (each occurrence) and $3,000,000.00 (aggregate).

     Purchaser shall indemnify and save Seller harmless from any expense, cost, loss, damage or liability (including attorney's fees) for infringement or alleged infringement of any patent(s) with respect to Product furnished or otherwise provided by Seller under this Production Contract.

                                ARTICLE SIXTEEN

                                   INSURANCE

     During the term of this agreement, Seller and Purchaser shall maintain product liability insurance of not less than $1,000,000.00 (each occurrence) and

$3,000,000.00 (aggregate) and shall provide certificate(s) of such insurance to the other party.

                               ARTICLE SEVENTEEN

                           MISCELLANEOUS PROVISIONS

Subsection A.  Entire Agreement:  Modification.
- -------------  --------------------------------

     This written Production Contract, which incorporates the preamble recitals, definitions, and exhibits hereto, constitutes and represents the entire agreement by and between the parties hereto and supersedes all prior and contemporaneous agreements, representations and negotiations, whether oral or written, with respect to the subject matter of this agreement, including the confidential disclosure agreement dated August 29, 1994 and fully executed August 30, 1994, and the Letter of Agreement dated December 16, 1994 and fully executed December 30, 1994, except that confidential information previously disclosed shall remain confidential in accordance with the terms of Article Fourteen of this Agreement. No modification of this agreement shall be binding unless made in writing and executed by both parties hereto. Any and all contract modifications hereto shall be sequentially numbered beginning with Modification Number One to the Production Contract.

Subsection B.  Non-Assignability.
- -------------  ------------------

    The rights and obligations of this contract may not be assigned by either party without the prior written consent of the other of them. This contract, however, shall inure to the benefit of the parties hereto their respective permitted successors and/or permitted assigns.

Subsection C.  Governing Law; Unenforceability.
- -------------  --------------------------------

     This Production Contract is subject to and shall be construed and interpreted in accordance with, and governed by, the law of the State of Oregon. In the event that any provision, term, or condition of this production contract is determined to be unenforceable, invalid or illegal as a matter of law only that term, condition or provision shall be deemed stricken and the balance of the terms, conditions, and provisions of this Production Contract shall be in full force and effect.

Subsection D.  Force Majeure.
- -------------  --------------

     A delay in performance of this Production Contract by either party shall be excused only when such delay in performance is caused by an act beyond the reasonable control of such party, for example, governmental acts, acts of God, severe weather, fire, flood, explosions, work stoppages, strikes, force majeure situations impacting major subcontractors and suppliers, unavailability or scarcity of raw materials or ingredients, and acts of the public enemy and war. The foregoing provision shall not release either party from using its reasonable best efforts to avoid or diligently remove such circumstances. If performance is excused under this provision, the excused party shall resume performance with utmost dispatch as soon as such circumstances are removed. In order for such excusable delay to be recognized, the requesting party shall promptly give written notice, thereof, to the other party together with evidence and support of such claim for excusable delay.

Subsection E.  Compliance By Parties With Law.
- -------------  -------------------------------

     Both parties hereto agree to comply with all applicable federal, state and local laws.

Subsection F.  Order of Precedence.
- -------------  --------------------

     In the event of an inconsistency or ambiguity in this contract, unless otherwise provided herein, such inconsistency or ambiguity shall be resolved by giving precedence in the following order: the main body of the Production Contract as modified, Exhibits C, B, A, E, and D, as amended.

IN WITNESS WHEREOF

The undersigned parties have duly executed this agreement on the date first written above.

CARRINGTON LABORATORIES, INC.                   OREGON FREEZE DRY, INC.


By: /s/ Carlton Turner                          By: /s/ Larry Von Deylen

Name:   Carlton Turner                          Name:   Larry Von Deylen

Title:  Chief Operating Officer                 Title:  Vice President of
                                                        Marketing

Date:   February 13, 1995                       Date:   February 13, 1995

                                   EXHIBIT A

                            PRODUCT SPECIFICATION/1/


ITEM:                           Carrasyn D(TM) Oral Wound Dressing Patches Rev.2
                                (2/13/95)

FORMING FILM:                   Klockner PA 160-02
                                Available from Klockner (DMF 3764)
                                Consists of:
                                     160 RX Aclar/7.5 mil PVC wh.op.

NON-FORMING FILM/2/:            Glenroy DMF#330005
                                Available from Glenroy (DMF 1991)
                                Consists of:
                                     26# CIS paper
                                     10#/RPE laminate
                                     48 gauge PET
                                     10#/RPE laminate
                                     0.001" Aluminum foil
                                     3.5#/R H.S.C.

CARTONS/2/:                     James River 14 point SBS RTC 2-color & acrylic
                                coating
                                RTE carton 1.75" x 0.968" x 3.50"
                                Reverse tuck with locking tabs

PHYSICAL ATTRIBUTES OF CARRASYN D(TM) PADS

     THICKNESS:                 5.5 mm +/- 5%

     WIDTH:                     15.0 mm to 15.8 mm at top
                                13.8 mm to 14.5 mm at bottom

     PH: 6.0-7.5 when resuspended in 0.2% D.I. water solution

     WATER CONTENT:             Not more than 10%

     RESIDUE ON IGNITION:       Not more than 3%

     MICROBIOLOGICAL:           Less than 100 cfu/ml. Free of E. coli, Ps.
                                aeruginosa, S. aureus, and Salmonella sp.

     SEAL STRENGTH:             At least 2 lbs/inch, as measured by the 90
                                degree angle method at 10 inches per minute

PACKAGING

     TYPE:                      Form and fill; seal and die-cut after
                                lyophilization

     PACKAGING SIZE/2/:         See enclosed files from Sepha Products
                                (Attachments 1 and 2)
                                Conical wells 16.1 mm at top, 14.5 mm at bottom,
                                7.5 mm deep, perforated at axis

     UNITS PER CARTON/2/:       3 sheets of 2x4 patches (44.3 mm x 89 mm)
                                Lot number printed or embossed on carton

     CARTONS PER CASE/2/:       12


LOT DEFINITION

     The basis of a Production Lot shall be one freeze-drying chamber load.


YIELD

     All Production Lots shall require full reconciliation of materials usage.


     /1/ To be mutually agreed-upon prior to beginning Commercial Production.

     /2/ Camera-ready label copy to be supplied by Purchaser.

                                   EXHIBIT B

Modifications to Oregon Freeze Dry facilities prior to Commercial Production, to fully conform to the requirements of Exhibit C:

     1)  Build an enclosed shipping and receiving dock.

     2)  Build or install an employee gowning area.

     3)  Build a dehumidified, 98% ASHRAE filtered packaging room.

     4) Purchase and install plate freezing capacity or a mutually agreed-upon equivalent.

     5)  Install air handling for plant, to meet 98% ASHRAE criteria.

     6) Purchase/lease and install a USP-certified water system with one (1) gallon per minute capacity.

     7) Install a lockable storage area for the quarantine of raw materials and holding of finished goods.

                                   EXHIBIT C

Required cGMP upgrades of Oregon Freeze Dry facilities prior to beginning Commercial Production, to produce Carrasyn D(TM):

1) Provide a proper air filtration system to the production and product transportation areas in order to maintain adequate environmental control.

2) Provide a system capable of producing USP-quality water for use in compounding and rinsing equipment and parts in direct contact with the product.

3) Provide an area, environmentally controlled and conditioned, for blister forming, filling, final sealing, and packaging of Carrasyn D(TM).

4) Provide new areas necessary for the production of Carrasyn D(TM), i.e., freezing, product transportation, gowning, and packaging, with a configuration that will provide adequate flow of people, materials, and product, in accordance with cGMP principles.

5) Provide the necessary isolation of the internal areas of the plant from the outside, i.e., delivery dock and washing.

6) Provide all areas with surfaces, i.e., floors, walls, and ceiling that can be adequately cleaned, to meet cGMP conditions that will ensure product protection for quality and consistency.

                                   EXHIBIT D

                   Carrasyn D(TM) Rev.2 (2/13/95)        $10.24/case
                                                            (Full pallets)

                                   EXHIBIT E


CARRASYN D(TM) REV.2 (2/13/95)
- ------------------------------

     INITIAL PRODUCTION CAPACITY

          5,000 cases/month

          Timing: upon completion of facility modifications, equipment installation, and scale-up

     SHORT-TERM PRODUCTION POTENTIAL

          10,000 cases/month

          Timing: three to six (3-6) months after initial production begins

          Theoretical; will require confirmation of process throughput estimates and WIP stability by actual production experience.

     INTERMEDIATE-TERM PRODUCTION POTENTIAL

          16,000 cases/month

          Timing: six to nine (6-9) months after initial production begins

          Theoretical; will require confirmation of process throughput estimates and WIP stability by actual production experience. Additional equipment and/or commitments may be required.

       LONG-TERM PRODUCTION POTENTIAL

          25,000-50,000 cases/month

          Timing: nine (9) to fourteen (14) months from commitment to proceed.

          Theoretical; high-speed packaging equipment will need to be defined. Will require significant incremental business commitments.

                                       29